EXHIBIT 23(b)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Lindsay Corporation (formerly Lindsay Manufacturing Co.):
We consent to the use of our reports dated November 10, 2006 with respect to the Lindsay Manufacturing Co. consolidated financial statements and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein.
Our report dated November 10, 2006 on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of August 31, 2006 contains an explanatory paragraph that states Lindsay Manufacturing Co. acquired Barrier Systems, Inc. during 2006, and management excluded this subsidiary from its assessment of the effectiveness of Lindsay Manufacturing Co.’s internal control over financial reporting as of August 31, 2006. Barrier Systems, Inc.’s internal control over financial reporting is associated with total assets of $57.8 million and total revenues of $10.3 million, included in the consolidated financial statements of Lindsay Manufacturing Co. and subsidiaries as of and for the year ended August 31, 2006. Our audit of internal control over financial reporting of Lindsay Manufacturing Co. and subsidiaries also excluded an evaluation of the internal control over financial reporting of Barrier Systems, Inc.
Our report dated November 10, 2006, refers to a change in the method of accounting for stock based compensation effective September 1, 2005.
/s/ KPMG LLP
Omaha, Nebraska
January 31, 2007